ROYALITE PETROLEUM COMPANY INC.
Appoints Norris Harris as Chairman and CEO;
Announces $2 Million Private Placement

March 31, 2008 – Henderson, Nevada

Royalite Petroleum Company Inc. (OTCBB: RYPE) ("Royalite") is pleased to announce that Mr. Norris Harris has agreed to become Chairman of the Board and Chief Executive Officer of Royalite. Mr. Harris has considerable experience over the past 50 years in oil and gas exploration, founding and restructuring of oil and gas companies and in oil and gas drilling and operations. He was founder and president of Gulfport Oil & Gas Inc., Texas Arkansas Petroleum Company, Centex Oil & Gas Inc., and Basin Exploration Corporation. He has considerable international oil and gas exploration experience as a geophysicist with Mobil Oil Corporation where he worked in Turkey, Austria, Holland, England (North Sea) and Nigeria.

Mr. Harris has an extensive base of contacts in the oil and gas industry and Royalite believes his appointment will provide the expertise required for the Company to properly evaluate and exploit its existing oil and gas properties and to seek other opportunities in the oil and gas industry.

Private Placement

Royalite also announces that its Board of Directors has approved a private placement of up to 8,000,000 shares of its common stock at a price of $0.25 per share for aggregate gross proceeds of $2,000,000 (the "Offering"). The purchase price represents a discount of approximately 8% from the average closing price of Royalite's common stock for the last ten trading days. The proceeds of the Offering will be used to fund Royalite's business and for working capital purposes. The Offering is intended to be made to accredited investors pursuant to Rule 506 of Regulation D promulgated under the United States Securities Act of 1933. There is no assurance that the Offering will be completed on the above terms or at all.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

For more information contact:

Royalite Petroleum Company Inc.
Logan B. Anderson, President
(360) 201-0400

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading "Risk Factors" and elsewhere in the Company's periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could," "plan", "estimate", "believe", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company's limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting geological work programs, uncertainty of estimates, operational risk, environmental risk, financial risk, currency risk, dependence on third parties and other statements that are not historical facts as disclosed under the heading "Risk Factors" and elsewhere in the Company's periodic filings with securities regulators in the United States. In particular, there is no assurance that the Company will complete its proposed private placement or be successful in acquiring any additional oil and gas properties.